EXHIBIT 99.1

Investor and Analyst Contact: Jeffrey S. Beyersdorfer (915) 534-1400	Media Contact: Gary Hanson (915) 534-1400

Western Refining, Inc. Launches Amendment of Term Loan Credit Agreement

EL PASO, Texas – March 14, 2011 – Western Refining, Inc. (NYSE: WNR) announced today that it launched an amendment and restatement of its current term loan credit agreement.  The amendment and restatement will modify certain terms and conditions of the existing term loan, including the extension of the maturity to March 2017.   Closing of the amendment and restatement is expected to occur by the end of March 2011, subject to market and other customary conditions.

Jeff Stevens, President and CEO, said “The amendment and restatement of our term loan credit agreement is one more step in our strategy towards a stronger capital structure.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements.  The forward-looking statements contained herein include statements about the steps we are taking to strengthen our capital structure, our expectations for the terms and timing of the amendment and restatement of the term loan and our ability to successfully close the amendment and restatement of the term loan. These statements are subject to the general risks inherent in our business and in the credit markets and reflect our current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.